Exhibit 99.1

April 16, 2008

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty Manager, Communications 909-350-6024

California Steel Industries Reports First Quarter 2008 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2008. Sales revenues of $369.2 million are 17 percent higher than first quarter 2007, with a resulting net income for the period of $9.6 million, a significant improvement over the same period last year.

EBITDA for the quarter is $26.6 million, more than double first quarter 2007’s EBITDA of $12.7 million.

“First quarter 2008 was a good recovery from our results of fourth quarter 2007,” said Masakazu Kurushima, President and CEO. “Shipment levels improved, and the average selling price increased about ten percent,” he continued.

Compared to fourth quarter 2007, net sales in the first quarter 2008 are 24 percent higher than fourth quarter 2007’s $297.0 million. Shipments are 13 percent higher in first quarter 2008 than in fourth quarter 2007, up from 413,143 tons.

Tonnage sold is seven percent higher compared to the first quarter of 2007. Sales volumes are as follows (net tons):

	1Q08	1Q07
Hot Rolled	176,231	164,249
Cold Rolled	58,040	35,192
Galvanized	167,618	176,889
ERW Pipe	63,073	56,600

Total	464,962	432,930

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended
	3/31/08	3/31/07
Billed net tons	464,962	432,930
Net sales revenue	$369,197	$314,683
Cost of sales	$343,251	$304,229
SG&A	$6,824	$7,858
Operating income	$17,321	$2,471
Interest expense, net	$2,453	$2,938
Income before tax	$16,043	$2,158
Net income	$9,608	$1,306
Depreciation	$8,078	$7,633
Cash Flow Information:
Cash flows provided by (used in):

Operating Activities	$78,963	$(17,055)
Investing Activities	$(7,281)	$(4,758)
Financing Activities	$(26,500)	$18,817
EBITDA	$26,574	$12,729

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

There is no outstanding balance under the Company’s Revolving Credit Agreement as of March 31, 2008, with availability of over $109.2 million. The Company has a balance of cash and cash equivalents as of March 31, 2008 of $58.8 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.